Exhibit 23.5

CONSENT

To:	Rare Earths Americas, Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company

Karst Geo Solutions LLC is the authoring firm of the report titled “Constellation Project, Minas Gerais, Brazil, Technical Report Summary,” dated October 31, 2025, regarding the mining property known as the Constellation Project (the “Project”), which was prepared in accordance the Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for the Company (the “Qualified Person Report”).

Karst Geo Solutions LLC understands that the Company wishes to make reference to Karst Geo Solutions LLC’s name and the Qualified Person Report in its Registration Statement on Form S-1 (the “Registration Statement”) to be prepared and filed with the SEC in connection with the Company’s initial public offering. Karst Geo Solutions LLC further understands that the Company wishes to use extracts and/or information from the Qualified Person Report in the Registration Statement related to the Project. Karst Geo Solutions LLC has been provided with a copy of the Registration Statement and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, Karst Geo Solutions LLC does hereby consent to:

•
the use of, and references to, its name in the Registration Statement;
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the use of, and references to, the Qualified Person Report in the Registration Statement; and
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the use of, in the Registration Statement, extracts and information from the Qualified Person Report, or portions thereof (“Undersigned’s Information”).

Karst Geo Solutions LLC confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

Karst Geo Solutions LLC also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and Karst Geo Solutions LLC confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: November 12, 2025

By:	/s/ Adam Karst
Name:	Adam Karst
Title:	President